                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-2

                          KING WORLD PRODUCTIONS, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

                          KING WORLD PRODUCTIONS, INC.
--------------------------------------------------------------------------------
              (Name of Person(s) Filing the Information Statement)

Payment of filing fee (check the appropriate box):

[ ]  $125 per Exchange Act Rule 0-11(c)(1)(ii), or 14c-5(g).

[ ]  Fee computed on table below per Exchange Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

--------------------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3)  Filing party:

--------------------------------------------------------------------------------

     (4)  Date filed:

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

                          KING WORLD PRODUCTIONS, INC.
                                 1700 BROADWAY
                            NEW YORK, NEW YORK 10019

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                JANUARY 13, 1997

     The Annual Meeting of Stockholders of King World Productions, Inc. ("King World" or the "Company") will be held at the Hotel InterContinental, 444 St. Charles Street, New Orleans, Louisiana 70130, on the 13th day of January, 1997, at 10:00 a.m. (local time), for the following purposes:

          1. to elect three directors to the Company's Board of Directors;

          2. to consider and vote upon a proposal to approve amendments to the Company's 1995 Amended and Restated Stock Option and Restricted Stock Purchase Plan;

          3. to consider and vote upon the selection of Arthur Andersen LLP, independent public accountants, as the auditors of the Company for the fiscal year ending August 31, 1997; and

          4. to transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on November 29, 1996 as the record date for the determination of the stockholders of the Company entitled to notice and to vote at the Annual Meeting of Stockholders. Each share of the Company's Common Stock is entitled to one vote on all matters presented at the Annual Meeting.

     ALL HOLDERS OF THE COMPANY'S COMMON STOCK (WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD ENCLOSED WITH THIS NOTICE.

                                          By Order of the Board of Directors

                                          Diana King
                                          Corporate Secretary

December 5, 1996

                          KING WORLD PRODUCTIONS, INC.

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                JANUARY 13, 1997

                                  INTRODUCTION

     This Proxy Statement is being furnished to stockholders of record of King World Productions, Inc. ("King World" or the "Company") as of November 29, 1996 in connection with the solicitation by the Board of Directors of King World of proxies for the 1997 Annual Meeting of Stockholders to be held at the Hotel InterContinental, 444 St. Charles Street, New Orleans, Louisiana 70130, on January 13, 1997 at 10:00 am. (local time), or at any adjournments thereof, for the purposes stated in the Notice of Annual Meeting. The approximate date of mailing of this Proxy Statement and enclosed form of proxy to stockholders is December 5, 1996.

     As of the close of business on November 29, 1996, the Company had outstanding 37,360,196 shares of Common Stock, $.01 par value ("Common Stock"). Each share of Common Stock is entitled to one vote on all matters presented at the Annual Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

     If the enclosed proxy is signed and returned, it may, nevertheless, be revoked at any time prior to the voting thereof at the pleasure of the stockholder signing it, either by a written notice of revocation received by the person or persons named therein or by voting the shares covered thereby in person or by another proxy dated subsequent to the date thereof.

     Proxies in the accompanying form will be voted in accordance with the instructions indicated thereon, and, if no such instructions are indicated, will be voted in favor of the nominees for election as directors named below and for the other proposals referred to below.

     The vote required for approval of each of the proposals before the shareholders at the Annual Meeting is specified in the description of such proposal below. For the purpose of determining whether a proposal has received the required vote, abstentions, where permitted, will be included in the vote total, with the result that an abstention will have the same effect as a negative vote. Under the rules of the New York Stock Exchange, Inc. ("NYSE"), brokers who hold shares in "street name" for customers have the authority to vote on certain items in the absence of instructions from their customers, the beneficial owners of the shares. Under these rules, brokers that do not receive instructions are entitled to vote on the election of the three nominees for director, the approval of the amendments to the 1995 Amended and Restated Stock Option and Restricted Stock Purchase Plan, and the selection of Arthur Andersen LLP as auditors for the Company.

1.  ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation provides for a Board of Directors classified into three classes, as nearly equal in number as possible, each with a term of office of three years, expiring sequentially at successive annual meetings of stockholders. The entire Board of Directors is comprised of seven directors. On October 10, 1996, the size of the Board of Directors was decreased to seven from eight Directors following the resignation of Stephen W. Palley from the Board of Directors on August 31, 1996. Three directors will be elected at the 1997 Annual Meeting of Stockholders for terms of three years each and until their respective successors are elected and qualified.

     The shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the three nominees for the Board of Directors named below. If, as a result of circumstances not known or unforeseen, any of such nominees shall be unavailable to serve as a director, proxies will be voted for the election of such other person or persons as the Board of Directors may select. Each nominee for director will be elected by a plurality of votes cast at the Annual Meeting of Stockholders. Proxies will be voted "for" the election of the three nominees unless instructions to "withhold" votes are set forth on the proxy card. Withholding votes will not influence voting results. Abstentions may not be specified as to the election of directors. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO ELECT THE THREE NOMINEES FOR THE BOARD OF DIRECTORS NAMED BELOW.

NOMINEES FOR ELECTION AS DIRECTOR

                                                                                      SERVED AS
                                                                                      DIRECTOR
        NAME                                PRINCIPAL OCCUPATION                        SINCE
--------------------    ------------------------------------------------------------  ---------
Roger King..........    Chairman of the Board, King World                                1977
Michael King........    President, Chief Executive Officer and Interim Chief
                        Operating Officer, King World                                    1973
Richard King........    Real estate developer                                            1988

CONTINUING DIRECTORS
Ronald S. Konecky...    Of counsel, law firm of Frankfurt, Garbus, Klein & Selz          1984
James M. Rupp.......    President and Chief Executive Officer, JR Communications,
                        Inc.                                                             1986
Diana King..........    Vice President and Corporate Secretary, King World               1976
Joel Chaseman.......    Chairman, Chaseman Enterprises International, Inc.               1990

                        DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information with respect to each of the nominees for the office of director, each director whose term of office will continue after the 1997 Annual Meeting of Stockholders, and each other executive officer of King World:

NOMINEES

     Roger King, 52, has been an executive officer and a director of the Company since 1977 and has served as Chairman of the Board of the Company since August 1984.

     Michael King, 48, has been an executive officer and a director of the Company since 1973 and has served as President and Chief Executive Officer of the Company since August 1984. Mr. King was named Interim Chief Operating Officer on September 1, 1996, as successor to Stephen W. Palley, whose employment agreement as Executive Vice President and Chief Operating Officer expired on August 31, 1996.

     Richard King, 55, is a major stockholder of King World and acted as a consultant to the Company from 1984 through the end of the 1996 fiscal year. He is principally engaged in real estate development in Florida. Mr. King has served as a director of the Company since 1988.

CONTINUING DIRECTORS

     Ronald S. Konecky, 66, has been a director of the Company since August 1984. Since August 1985, Mr. Konecky has been of counsel to the law firm of Frankfurt, Garbus, Klein & Selz, where he practices with emphasis on matters in the entertainment field, including the representation of individuals and companies in the television industry. Mr. Konecky's current term as a director will expire in 1998.

     James M. Rupp, 60, has been a director of the Company since 1986. Mr. Rupp is President and Chief Executive Officer of JR Communications, Inc., which is based in Minneapolis, Minnesota. JR Communications, Inc. was founded by him in February 1992 after Midwest Communications, Inc. ("Midwest") was sold to CBS, Inc. Mr. Rupp was, at the time of such sale, President and Chief Executive Officer and one of the largest shareholders of Midwest. In that capacity, he was responsible for all the operations of Midwest, which encompassed five television stations, two radio stations and Midwest Cable & Satellite, Inc., which includes Midwest Sports Channel. Mr. Rupp's current term as a director will expire in 1998.

     Diana King, 46, has been a director of the Company since 1976, has served as Vice President -- Special Projects since March 1984 and as Corporate Secretary of the Company since February 1986. Ms. King's current term as a director will expire in 1999.

     Joel Chaseman, 70, has served as a director since 1990. Mr. Chaseman is currently Chairman of Chaseman Enterprises International, Inc. He was a Vice President of The Washington Post Company from June 1973 until January 1991. From June 1973 until January 1990, Mr. Chaseman also served as Chief Executive Officer of Post-Newsweek Stations, Inc., a subsidiary of The Washington Post Company that operated four television stations. In addition, from March 1988 until January 1990, Mr. Chaseman served as Chairman of Post-Newsweek Stations, Inc. Mr. Chaseman's current term as a director will expire in 1999.

OTHER EXECUTIVE OFFICERS

     King World's executive officers, in addition to Michael King, Roger King and Diana King are as follows:

     Steven R. Hirsch, 47, was named President of the Company's wholly-owned subsidiary, Camelot Entertainment Sales, Inc., in July 1987. He joined Camelot in February 1984 as Vice President -- Sales.

     Michael Spiessbach, 53, was named President of King World Ventures, the newly formed division of the Company, with responsibility for its investment and acquisition program, in September 1996. For the two years prior to joining King World Ventures, he had been Chairman of his own international consulting firm, Marketing Financial Services International, and for three years prior to that he was the President of Printon Kane International, an affiliate of a broker dealer. Prior to these appointments he had been President of the entrepreneurial group which established the first private regional satellite system in Asia.

     Robert V. Madden, 48, was named Senior Vice President, Administration, of the Company in September 1996. For more than five years prior to joining the Company, Mr. Madden practiced law in his own law firm.

     Jonathan Birkhahn, 43, was named Senior Vice President, Business Affairs and General Counsel in September 1993. He joined the Company in 1988 as Vice President, Legal and Business Affairs, and was named Vice President, Business Affairs and General Counsel in 1991.

     Steven A. LoCascio, 38, was named Interim Chief Financial Officer in May 1995. He has been a Vice President of the Company since May 1991, and has served as Controller since joining the Company in September 1989.

     Michael King, Roger King, Diana King and Richard King are parties to an agreement pursuant to which each has agreed that, in the event he or she desires to sell any shares of the Company's capital stock, he or she will first offer such shares to the Company. The purchase price of the shares, in the case of a public sale, is the fair market value of such shares as of the date of the stockholder's offer to the Company or, in the case of a private sale, is the purchase price proposed to be paid by the buyer. The agreement also limits the number of shares that any party may sell in the public securities markets during any calendar year. Under certain circumstances, such agreement may prevent a takeover of the Company.

     Michael King, Roger King, Diana King and Richard King are children of the late Charles and Lucille King, King World's founders.

     During fiscal 1996, the Board of Directors of the Company held three meetings. The only standing committees of the Board of Directors are the Audit Committee and the Compensation Committee. The current members of the Audit Committee and the Compensation Committee are Messrs. Chaseman, Konecky and Rupp. The Audit Committee periodically consults with the Company's management and independent public accountants on financial matters, including the Company's internal financial controls and procedures. The Audit Committee held one meeting in fiscal 1996. The Compensation Committee approves compensation arrangements for the Company's executive officers and administers the Company's 1995 Amended and Restated Stock Option and Restricted Stock Purchase Plan. The Compensation Committee held ten meetings in fiscal 1996.

     Each Director of the Company who is not also an employee of or a consultant to the Company or any of its subsidiaries (currently Messrs. Richard King, Chaseman, Konecky and Rupp) is entitled to receive an annual fee of $45,000, as well as $1,000 for each meeting of the Board of Directors or any committee thereof attended by such director. In the 1996 fiscal year, Richard King received annual compensation of $15,600 for serving as a consultant to the Company and did not receive any director's fees. As of August 31, 1996, the Company terminated the consulting arrangement with Mr. King, and thereafter Mr. King was eligible to receive director's fees on the same basis as the other non-employee directors.

              COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     To the Company's knowledge, except for Michael King, Roger King, Diana King and Richard King, the only persons or groups that may be deemed to own beneficially 5% or more of the Company's outstanding Common Stock are the following:

                                                                      SHARES
                                                                   BENEFICIALLY     PERCENT
                          NAME AND ADDRESS                            OWNED         OF CLASS
    -------------------------------------------------------------  ------------     --------
    Goldman, Sachs & Co..........................................   2,024,716(1)       5.4%
      85 Broad Street
      New York, NY 10004
    State Street Bank and Trust Company..........................   2,103,601(2)       5.6%
      Post Office Box 1389
      Boston, MA 02104
    GSB Investment Mgmt., Inc....................................   1,875,557(3)       5.0%
      301 Commerce Street
      Suite 1501
      F. Worth, TX 76102
    Mellon Bank Corporation......................................   2,174,000(4)       5.8%
      One Mellon Bank Center
      Pittsburgh, PA 15258

---------------
(1) According to the Schedule 13G filed by Goldman, Sachs & Co. on February 14, 1996.

(2) According to the Schedule 13G filed by State Street Bank and Trust Company on February 13, 1996.

(3) According to the Schedule 13G filed by GSB Investment Mgmt., Inc. on February 1, 1996.

(4) According to the Schedule 13G filed by Mellon Bank Corporation on January 22, 1996.

                      COMMON STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock, as of November 29, 1996, by (i) each of the Company's directors, (ii) each of the Company's executive officers named in the compensation table below and (iii) the Company's executive officers and directors as a group. Except as otherwise indicated, each nominee named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by him or her.

                                                                      NUMBER        PERCENT
                                NAME                                 OF SHARES      OF CLASS
    -------------------------------------------------------------  -------------    --------
    Roger King...................................................  2,324,900(1)       6.1%
    Michael King.................................................  2,458,150(2)       6.5%
    Richard King.................................................  1,939,131          5.2%
    Diana King...................................................  2,120,700(3)       5.7%
    Joel Chaseman................................................     22,500(4)          *
    Ronald S. Konecky............................................      5,000             *
    James M. Rupp................................................     17,868(5)          *
    Stephen W. Palley............................................    150,000(4)          *
    Steven R. Hirsch.............................................     72,000(4)          *
    Steven A. LoCascio...........................................     32,000(4)          *
    Executive officers and directors as a group (10 persons).....  9,142,249(6)      23.6%

---------------
(1) Includes 540,000 shares issuable upon exercise of currently exercisable stock options, and excludes 5,750 shares held by Mrs. Roger King.

(2) Includes 540,000 shares issuable upon exercise of currently exercisable stock options, and excludes 600 shares of Common Stock held by Mrs. Michael King in trust for the benefit of her nephews.

(3) Includes 35,000 shares held by a charitable foundation of which Ms. King is a director. Ms. King disclaims beneficial ownership of such shares and shares voting right with respect to such shares with the other directors of the foundation.

(4) Shares issuable upon exercise of currently exercisable stock options.

(5) Includes 7,500 shares issuable upon exercise of currently exercisable stock options.

(6) Includes an aggregate 1,364,000 shares issuable upon exercise of currently exercisable stock options.

* Less than 1%.

                              CERTAIN TRANSACTIONS

     Robert King has served as Senior Vice President -- Strategic Planning/Acquisitions of the Company since April 1994. Mr. King has an employment agreement with the Company that provides for salary compensation at the rate of $400,000 per annum through the year 2000, and an option under the Company's 1995 Amended and Restated Stock Option and Restricted Stock Plan to purchase 100,000 shares of Common Stock at an exercise price per share equal to the closing price of the Common Stock on April 22, 1994 ($34.25), the date of his employment agreement. Mr. King's right to exercise such option is subject to vesting over a five-year period (at the rate of 20% per year for the first three years and 40% in the fifth year). Prior to assuming his current position, Mr. King had been employed by the Company since December 1991, assisting in strategic planning, and received salary compensation at the rate of $400,000 per annum. Mr. King had formerly served as President of television distribution for Orion Pictures, Coca Cola Telecommunications and Columbia Pictures Television. He was President and a director of the Company from 1973 until March 1984. Mr. King is a brother of Michael, Roger, Diana and Richard King.

     Ronald S. Konecky, a director of the Company, is of counsel to the law firm of Frankfurt, Garbus, Klein & Selz, which has been retained by the Company in connection with certain legal matters.

          COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     To the Company's knowledge, all statements of beneficial ownership required to be filed with the Securities and Exchange Commission in fiscal 1995 were timely filed.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain compensation information as to the Chief Executive Officer and the four other highest paid executive officers of the Company for the fiscal years ended August 31, 1996, 1995 and 1994:

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM COMPENSATION
                                                                             ------------------------------
                                                                                 AWARDS
                                                                             --------------
                                             ANNUAL COMPENSATION                  (G)            PAYOUTS
                                    --------------------------------------     SECURITIES     -------------        (I)
            (A)                                                   (E)          UNDERLYING          (H)          ALL OTHER
         NAME AND            (B)       (C)          (D)       OTHER ANNUAL    OPTIONS/SARS        LTIP         COMPENSATION
    PRINCIPAL POSITION       YEAR   SALARY($)     BONUS($)    COMPENSATION        (#)          PAYOUTS($)          ($)
---------------------------  ----   ----------   ----------   ------------   --------------   -------------   --------------
Michael King...............  1996   $1,100,000   $5,627,000        --        1,500,000/0           --         $159,000(7)(6)
  President and Chief        1995   $1,050,000   $1,760,000        --              --         $4,228,000(3)   $  9,000(6)
  Executive Officer          1994   $1,000,000   $2,268,000    120,000(1)      0/270,000(2)        --         $ 10,000(6)
Roger King.................  1996   $1,100,000   $5,627,000        --        1,500,000/0           --         $ 69,000(8)(6)
  Chairman of the Board      1995   $1,050,000   $1,760,000        --              --         $4,228,000(3)   $  9,000(6)
                             1994   $1,000,000   $2,268,000    120,000(1)      0/270,000(2)        --         $ 10,000(6)
Stephen W. Palley..........  1996   $  500,000   $1,108,000        --              --              --         $  9,000(6)
  Executive Vice President   1994   $  500,000   $  895,000        --              --              --         $  9,000(6)
  and Chief Operating        1995   $  500,000   $  802,000        --          250,000/0(5)        --         $ 10,000(6)
  Officer(4)
Steven R. Hirsch...........  1996   $  475,000   $  249,000        --              --              --         $  9,000(6)
  President, Camelot         1995   $  450,000   $  280,000        --              --              --         $  9,000(6)
  Entertainment Sales, Inc.  1994   $  450,000   $  296,000        --             100,000/0        --         $ 10,000(6)
Steven A. LoCascio.........  1996   $  172,500   $   50,000        --              --              --         $  9,000(6)
  Interim Chief Financial    1995   $  160,000   $   30,000        --              --              --         $  7,700(6)
  Officer, Vice President    1994   $  146,000   $   20,000        --              50,000/0        --         $  7,400(6)
  and Controller

---------------
(1) Represents the grant of 120,000 phantom stock units, of which 40,000 became eligible for redemption on the last day of the 1994 fiscal year and 20,000 of which became eligible for redemption on the last day of each of the quarters of the 1995 fiscal year, subject to the achievement of certain specified target prices for the Common Stock.

(2) Represents the grant of 270,000 phantom stock appreciation units, of which 90,000 became eligible for redemption on the last day of the 1994 fiscal year and 45,000 of which became eligible for redemption on the last day of each of the quarters of the 1995 fiscal year, conditioned upon the average price of the Common Stock during specified measurement periods exceeding the fair market value of the Common Stock on the date the stock appreciation units were granted. 225,000 of the phantom stock appreciation units were redeemed on May 31, 1995 for $768,000. The 45,000 unredeemed phantom stock appreciation units expired on August 31, 1995.

(3) Represents the payout from 100,000 of the phantom stock units, which were redeemed on May 31, 1995. All of the unredeemed phantom stock units expired on August 31, 1995.

(4) Mr. Palley was employed as Chief Operating Officer and a Director from October 1987 to August 1996 and was employed as Executive Vice President from March 1989 to August 1996.

(5) Mr. Palley's option to purchase 100,000 shares of the Company's Common Stock lapsed unexercised upon the termination of his employment with the Company. The term of Mr. Palley's option to purchase the remaining 150,000 shares under such option will expire on August 31, 1997.

(6) Represents Company contributions to the King World Productions, Inc. Retirement Savings Plan.

(7) Represents a $150,000 payment for that portion of an annual premium for life and disability insurance coverage that the Company is obligated to reimburse Michael King pursuant to his Employment Agreement.

(8) Represents a $60,000 payment for that portion of an annual premium for life and disability insurance coverage that the Company is obligated to reimburse Roger King pursuant to his Employment Agreement.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning grants of stock options to the named executive officers during the fiscal year ended August 31, 1996:

                                   INDIVIDUAL GRANTS
---------------------------------------------------------------------------------------     POTENTIAL REALIZABLE
                                                    PERCENT OF                                VALUE AT ASSUMED
                                     NUMBER OF        TOTAL                                 ANNUAL RATES OF STOCK
                                     SECURITIES      OPTIONS                                 PRICE APPRECIATION
                                     UNDERLYING     GRANTED TO    EXERCISE                     FOR OPTION TERM
                                      OPTIONS      EMPLOYEES IN    PRICE     EXPIRATION   -------------------------
              NAME                    GRANTED      FISCAL YEAR     ($/SH)       DATE        5% ($)        10% ($)
              (A)                       (B)            (C)          (D)         (E)           (F)           (G)
--------------------------------    ------------   ------------   --------   ----------   -----------   -----------
Michael King....................    1,500,000(1)       43.7%       $39.50     12/20/05    $37,262,029   $94,429,214
Roger King......................    1,500,000(1)       43.7%       $39.50     12/20/05    $37,262,029   $94,429,214
Stephen W. Palley...............         --             --          --          --            --            --
Steven R. Hirsch................         --             --          --          --            --            --
Steven A. LoCascio..............         --             --          --          --            --            --

---------------
(1) See "Employment Agreements -- Michael King and Roger King".

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table sets forth the number of options exercised and the value realized upon exercise by the named executive officers during the fiscal year ended August 31, 1996 and the value of outstanding options held by such executive officers as of August 31, 1996:

                                                                                   (D)
                                                                          ---------------------           (E)
                                               (B)                              NUMBER OF         --------------------
                                           -----------                    SECURITIES UNDERLYING   VALUE OF UNEXERCISED
                                             NUMBER                            UNEXERCISED            IN-THE-MONEY
                                            OF SHARES                          OPTIONS AT              OPTIONS AT
                   (A)                      ACQUIRED          (C)            FISCAL YEAR END        FISCAL YEAR END
-----------------------------------------  ON EXERCISE   --------------       EXERCISABLE/            EXERCISABLE/
                  NAME                     OF OPTIONS    VALUE REALIZED       UNEXERCISABLE          UNEXERCISABLE
-----------------------------------------  -----------   --------------   ---------------------   --------------------
Michael King.............................     --             --             540,000/1,200,000         $5,388,300/0
Roger King...............................     --             --             540,000/1,200,000         $5,388,300/0
Stephen W. Palley........................     --             --                     180,000/0         $  679,440/0
Steven R. Hirsch.........................     30,000        $841,295            72,000/40,000         $  233,040/0
Steven A. LoCascio.......................      1,500        $ 12,000            32,000/30,000         $  129,000/0

     The market value of the Company's Common Stock as of the close of business on August 31, 1996, as reflected by the closing price of the Common Stock on the NYSE, was $35.25 per share.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of the executive officers named in the table above. The following describes those employment agreements.

  Michael King and Roger King

     Employment agreements with each of Michael King and Roger King, as the Company's President and Chief Executive Officer, and Chairman of the Board, respectively, were entered into on December 20, 1995 and provide for employment by the Company from December 1, 1995 through August 31, 2000. The employment agreements provide for a base salary in the Company's 1997 fiscal year for each of the two executive officers of $1,200,000, with an increase of $100,000 in each subsequent fiscal year. From September 1, 1995 through November 30, 1995, prior to the execution of their current employment agreements, each of Michael and Roger King was paid a base salary based upon an annual rate of $1,100,000, the rate of their salaries for the remainder of the 1996 fiscal year.

     In addition, the employment agreements provide for a "Net Income Bonus" for each of Michael and Roger King equal to 1.5% of the Company's first $50,000,000, 2.0% of the next $50,000,000 and 2.5% of the excess over $100,000,000, of the Company's Modified Consolidated Net Income. The bonus was paid for an initial period commencing on December 1, 1995 and ending on August 31, 1996, and thereafter is to be determined and paid for each full fiscal year of the Company ending August 31, 2000 (unless the employment agreements are earlier terminated).

     For the purpose of determining the Net Income Bonus, "Modified Consolidated Net Income" means the net income of King World and its consolidated subsidiaries after taxes but before extraordinary items, except that, to the extent that any revenues and expenses are includable in "New Show Profits" for purposes of determining the "New Show Profits Bonus" for any fiscal period (as described below), they will be excluded in the determination of the Net Income Bonus for such fiscal period (whether or not a New Show Profits Bonus is in fact payable with respect to such fiscal period).

     At the end of each fiscal quarter of each fiscal year during the term of the employment agreements, the Compensation Committee will cause the Modified Consolidated Net Income and the Net Income Bonus payable through the end of such fiscal quarter to be determined. To the extent that the amount of the Net Income Bonus payable through the end of such fiscal quarter exceeds the sum of all Net Income Bonus payments theretofore made to Michael King or Roger King, as the case may be, in respect of prior fiscal quarters of the fiscal year to which such Net Income Bonus relates, the excess will be paid to such executive as soon as practicable after such determination is made; and to the extent that the amount of all payments theretofore made to Michael King or Roger King, as the case may be, in respect of prior fiscal quarters of the fiscal year to which such Net Income Bonus relates exceeds the amount of the Net Income Bonus payable to such executive through the end of such fiscal quarter, such executive shall repay such excess to the Company promptly after such determination is made. To the extent that either Michael King or Roger King is required to repay any such amount to the Company, and he does not do so promptly, the Company may set off or deduct such amount from any sum owed to him by the Company under his employment agreement. The fact that the Company cannot or does not make such set-offs or deductions will not relieve Michael or Roger King, as the case may be, of any liability for the repayment of any amounts owed by him to the Company.

     The Company made a $2,000,000 bonus payment to each of Michael and Roger King under the terms of their respective employment agreements upon their execution thereof. If either Michael or Roger King terminates his employment with the Company on his own initiative prior to September 1, 1998, he must promptly repay a portion of the bonus equal to the product of $2,000,000 and a fraction, the numerator of which is the number of months prior to September 1, 1998 following such termination (and including the month in which such termination occurred) and the denominator of which is 36.

     In addition, under their respective employment agreements, Michael King and Roger King are each entitled to a "New Series Bonus" of $750,000 for each new each first-run "strip" (i.e., Monday through Friday) syndicated series (each a "New Series") that (i) is developed, or the distribution rights to which are acquired, by King World during the term of the employment agreements, (ii) premieres in a television season that commences after the 1995-1996 television season but before eighteen months after the termination of the employment agreements, (iii) is produced, co-produced or distributed by King World and (iv) is cleared over the course of any such season in domestic television markets covering at least 70% of the domestic television viewing households, based on Nielsen ratings. The New Series Bonus will be payable, if at all, only one time with respect to each New Series, no matter during how many television seasons such New Series is aired. A New Series Bonus will be payable if the criteria set forth above are satisfied, even if the New Series is canceled during the television season in which it has been cleared in 70% of the domestic television viewing households.

     The employment agreements of Michael and Roger King also provide that the Company shall pay each of Michael and Roger King a "New Show Profits Bonus" for each new show (including, but not limited to, each show as to which a New Series Bonus has been paid, if any) that is developed, or the distribution rights to which are acquired, by King World during the term of the employment agreements, premieres before eighteen months after the termination of the employment agreements, and is produced, co-produced or distributed by King World (each, a "New Show"). The New Show Profits Bonus payable to Michael and Roger King with respect to any New Show for any fiscal year of the Company shall equal the excess, if any, of (i) 5% of the excess of the cumulative revenues derived by the Company from such New Show (and from any and all ancillary rights derived from such New Show, including merchandising, theatrical and other commercial rights) through the end of the fiscal year for which the determination is being made over the cumulative production and development costs, including producers' fees, direct selling, marketing, promotional and other distribution expenses, all third-party participations and other payments, and all other direct out-of-pocket costs, in all cases to the extent attributable to the New Show; over (ii) all payments of the New Show Profits Bonus made with respect to such New Show for all prior fiscal years, provided that the payment of a New Series Bonus with respect to such New Show (if any) will be treated as an expense of such New Show but will not be an offset against the New Show Profits Bonus. Any New Show Profits Bonus owed to Michael or Roger King for any fiscal year will be paid as soon as practicable after such audited financial statements for such fiscal year become available. The New Show Profits Bonus for any New Show will be payable by the Company only for so long as the Company or any of its consolidated subsidiaries derives any revenues from the New Show, but the Company's profit realized upon any direct or indirect disposition of a New Show will be subject to the New Show Profits Bonus. After termination of Michael King's or Roger King's employment, the New Show Profits Bonus will continue to be payable to such executive, but only with respect to New Shows that were developed or produced primarily by the Company, unless the former executive engages in certain specified competitive activities prior to August 31, 2000.

     The employment agreements also provide for a "Supplemental Bonus" to be paid to each of Michael and Roger King each year of their respective employment agreements, provided that the Compensation Committee determines that the average daily closing price of the Common Stock for such fiscal year (the "Average Yearly Price") exceeded $38.00. In no event may the total of all Supplemental Bonus payments to either executive over the five year terms of their respective employment agreements exceed $2.55 million.

     If the Average Yearly Price for any such fiscal year equals or exceeds $39.50, the fair market value of the Common Stock on December 20, 1995 (the date the employment agreements were executed), the Supplemental Bonuses for such fiscal year shall for each executive be equal to 1.0% of the Company's Modified Consolidated Net Income for such fiscal year. If such Average Yearly Price exceeds $38.00 but is less than $39.50, the Supplemental Bonuses for such year shall for each executive be equal to 1.0% of Modified Consolidated Net Income for such year multiplied by a fraction, the numerator of which is the excess of such Average Yearly Price over $38.00, and the denominator of which is $1.50.

     The full amount by which any Supplemental Bonus payments were so reduced below 1.0% of Modified Consolidated Net Income for any fiscal year (after taxes but before extraordinary items) will be payable if and only if the Average Yearly Price for any subsequent fiscal year within the term of their respective employment agreements equals or exceeds $39.50. A portion of the amount by which any Supplemental Bonus payment was so reduced shall be payable to Michael or Roger King, as applicable, if the Average Yearly Price for any subsequent fiscal year or years during the term of their respective employment agreements is less than $39.50 but greater than the Average Yearly Price for the year in which such reduction was made, and the portion of such reduction that shall be payable in such fiscal year shall be equal to the full amount of such reduction (or the portion thereof that was not previously recouped), multiplied by a fraction, the numerator of which is the excess of the Average Yearly Price for such subsequent year over the Average Yearly Price for the year in which such reduction was made and the denominator of which is the excess of $39.50 over the Average Yearly Price for the year in which such reduction was made. To the extent that a partial recoupment is made in a subsequent fiscal year, any amounts not recouped by Michael or Roger King under the foregoing formula will remain available for recoupment in subsequent years during the term of their respective employment agreements. Any amounts not recouped by Michael or Roger King on or prior to the making of the Supplemental Bonus payment in respect of the fiscal year ending August 31, 2000 will no longer be subject to recoupment and will not be paid.

     In accordance with their employment agreements, each of Michael and Roger King has also been granted a non-qualified stock option to purchase 1,500,000 shares of Common Stock. The options vest at the rate of 20% per year on the last day of each of the Company's 1996 through 2000 fiscal years (subject to the conditions described below, except as otherwise noted). The exercise price of such options is $39.50 per share, the fair market value on the date the employment agreements of Michael and Roger King were executed and the options were granted. Each such option has a term of ten years.

     In the event that either Michael King's or Roger King's full-time employment with the Company is terminated prior to the end of the term of his employment agreement, other than after a "Change of Control" or on account of his death, disability or incapacity, he will be entitled to exercise his option with respect to all shares of Common Stock subject thereto which had vested as of the date of such termination during the one-month period commencing on the date his employment so terminated. In the event that either Michael King's or Roger King's full-time employment with the Company terminates on account of his death or disability (within the meaning of Section 22(e)(3) of the Internal Revenue code of 1986, as amended (the "Code")), he (or his heirs, administrators or legal representatives) will be entitled to exercise his option during the one-year period commencing as of the date his employment so terminated to the extent the option was vested at the time of his death or disability. In the event that either Michael King's or Roger King's fulltime employment with the Company is terminated after a "Change in Control", all shares subject to his option that were not then vested will immediately vest, and he will be entitled to exercise such option during the one-year period commencing as of the date his employment so terminated.

     For this purpose, a "Change in Control" means the occurrence of any one of the following events: (i) a majority of the Board of Directors of the Company consists of individuals other than "Incumbent Directors", which term means the members of the Board of Directors on December 20, 1995, provided, that any person becoming a director subsequent to such date whose election or nomination for election was approved by at least two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; (ii) the Company, without the approval of Michael or Roger King, as applicable, adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; or (iii) all or substantially all of the assets or business of the Company and its consolidated subsidiaries are disposed of pursuant to a merger, consolidation, reorganization, share exchange or other transaction (unless the stockholders of the Company immediately prior to such merger, consolidation, reorganization, share exchange or other transaction, beneficially own, directly or indirectly, more than 50% of all the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company).

     During the term of the employment agreements, the Company is also obligated to provide Michael and Roger King with life insurance coverage, each in the face amount of $15,000,000, and disability insurance, if such coverage is available at standard rates, upon terms to be agreed upon by the executives and the Company.

  Stephen W. Palley

     Mr. Palley served as Executive Vice President and Chief Operating Officer under an employment agreement entered into on December 21, 1993 and covering the employment period from September 1, 1993 through August 31, 1996. Mr. Palley's employment agreement provided for a base salary of $500,000 per year. Mr. Palley was also entitled to receive an annual cash bonus of 0.4% of the Company's net income after taxes but before extraordinary items, and a supplemental cash bonus of an additional 0.4% of the Company's net income after taxes but before extraordinary items (not to exceed $1.33 million over the three-year term of his employment agreement), subject to the satisfaction of a performance condition (the "S&P Performance Condition"), which required that the Company's return on equity exceed the average return on equity of the companies comprising the Standard & Poor's Composite Index of 500 Stocks (the "S&P 500 Index") (based on the most recently published information available to the Company). Mr. Palley's supplemental bonus was fully payable for any year during the term of his employment agreement only if the average of the closing prices of the Common Stock for such year (the "Average Yearly Price") was greater than or equal to $38.875, the closing price of the Common Stock on December 21, 1993, the date of Mr. Palley's employment agreement (the "Contract Date Price"). To the extent that the Average Yearly Price was less than his Contract Date Price in any such year, the supplemental bonus payable to Mr. Palley was reduced by multiplying the full amount of the supplemental bonus otherwise payable by a fraction, the numerator of which was the excess, if any, of the Average Yearly Price over Mr. Palley's "Base Price" ($30) and the denominator of which was the excess, if any, of his Contract Date Price over his Base Price. No supplemental bonus was payable if the Average Yearly Price was less than his Base Price.

     In addition, pursuant to the terms of his employment agreement, Mr. Palley was granted a non-qualified stock option under the Company's 1995 Amended and Restated Stock Option and Restricted Stock Purchase Plan to purchase 250,000 shares of Common Stock, at an exercise price equal to $38.875, the closing price of the Common Stock on December 21, 1993, the date of grant. 20% of the shares subject to such option vested on each of August 31, 1994, August 31, 1995 and August 31, 1996, and may be exercised by Mr. Palley until August 31, 1997, one year after the termination of his employment. The remaining 100,000 shares subject to the option had not yet vested and lapsed on August 31, 1996 upon the termination of Mr. Palley's employment with the Company.

     Upon the termination of Mr. Palley's employment with the Company and his service as a director, the Company and Mr. Palley entered into a termination and consulting agreement pursuant to which the Company engaged Mr. Palley as a consultant for a period ending December 31, 1996. Under the terms of such agreement, Mr. Palley agreed to provide the Company with advice regarding the transfer of his functions to his successor (and to those temporarily performing the functions of the chief operating officer of the Company pending the appointment of a successor) and to provide advice and information with respect to certain projects that were in process as of the end of his employment tenure. In consideration of such services, the Company agreed to pay Mr. Palley $250,000 and to provide him with health and hospitalization benefits through the end of the consulting period.

  Steven R. Hirsch

     Mr. Hirsch serves as the President of Camelot Entertainment Sales, Inc., the wholly-owned barter advertising subsidiary of the Company, under an employment agreement having a term that commenced on September 1, 1996 and ends on August 31, 1999, with an option for the Company to extend the term an additional two years, and provides for a base salary of $500,000 per year in the first year, $525,000 in the second year, $550,000 in the third year and $600,000 in each year the Company exercises its option to extend the agreement. In each of the Company's fiscal years under the agreement, Mr. Hirsch is also entitled to an annual cash bonus equal to 1% of Camelot's net revenues (not to exceed $200,000 in any of the first three years of the agreement or $250,000 during either year the Company exercises its option to extend the agreement), and a supplemental cash bonus (not to exceed $150,000 per year or $250,000 over the term of his employment agreement), subject to the satisfaction of the S&P Performance Condition. Mr. Hirsch's supplemental cash bonus is fully payable for any year during the term of his employment agreement only if the Average Yearly Price is greater than or equal to $38.875. To the extent that the Average Yearly Price is less than $38.875 in any such year, the supplemental cash bonus payable to Mr. Hirsch is reduced by multiplying the full amount of the supplemental cash bonus otherwise payable by a fraction, the numerator of which is the excess, if any, of the Average Yearly Price over Mr. Hirsch's "Base Price" ($32.625) and the denominator of which is the excess, if any, of $38.875 over his Base Price. No supplemental bonus is payable if the Average Yearly Price is less than his Base Price.

     In addition, pursuant to the terms of his employment agreement, Mr. Hirsch has been granted a non-qualified stock option to purchase 150,000 shares of Common Stock, pursuant to the Company's 1995 Amended and Restated Stock Option and Restricted Stock Purchase Plan at an exercise price equal to $34.75, the closing price of the Common Stock on September 3, 1996, the date of grant. 20% of the shares subject to such options will vest on each of August 31, 1997, August 31, 1998 and August 31, 1999, and the remainder will vest on August 31, 2001, subject to Mr. Hirsch's continued employment with the Company on that date. The term of such option is ten years. If Mr. Hirsch ceases to be a full-time employee of the Company or any of its subsidiaries or affiliates, he will have the right to exercise the unexercised portion of such option only within the one-month period following the date on which he ceased to be a full-time employee, and then only to the extent that it was exercisable on the date his employment ceased, except that if his employment ceased by reason of his death or disability (within the meaning of sec. 22(e)(3) of the Code), such one month period will instead be the one year period following the cessation of his full-time employment.

  Steven A. LoCascio

     Mr. LoCascio serves as Interim Chief Financial Officer, Vice President and Controller of the Company under an amended employment agreement that commenced on September 1, 1994, and had a term of two years, which at the Company's option was extended for an additional one-year period. The employment agreement provides for an annual salary of $160,000 for the first year, $172,500 for the second year and $185,000 for the third year. Mr. LoCascio was granted a non-qualified stock option to purchase 50,000 shares of Common Stock, pursuant to the Company's 1995 Amended and Restated Stock Option and Restricted Stock Purchase Plan, at an exercise price equal to $37.125 per share, the closing price of the Common Stock on the date of grant. 20% of the shares subject to such option vested on each of August 31, 1995 and August 31, 1996, 20% will vest on August 31, 1997 and 40% will vest on August 31, 1999, subject to Mr. LoCascio's continued employment with the Company on that date. If Mr. LoCascio ceases to be a full-time employee of the Company or any of its subsidiaries or affiliates, he will have the right to exercise the unexercised portion of such option only within the one-month period following the date on which he ceased to be a full-time employee, and then only to the extent it was exercisable on the date his full-time employment ceased, except that if his employment ceased by reason of his death or disability, then such one-month period will instead be the one-year period following the cessation of his full-time employment. Mr. LoCascio may also be entitled to a cash bonus if the Board of Directors of the Company so determines.

     In general, sec. 162(m) of the Code limits the Company's federal income tax deduction for compensation paid in any year to its Chief Executive Officer and to each of its four highest paid executive officers, other than the Chief Executive Officer, to $1 million, unless such compensation is "performance based compensation" within the meaning of sec. 162(m). To the extent that compensation paid by the Company in any fiscal year to any of such executive officer exceeds such amount and is not "performance based compensation" within the meaning of sec. 162(m), it will not be deductible by the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors, whose members are Messrs. Chaseman, Konecky and Rupp, was constituted in July 1993. The Compensation Committee recommends compensation arrangements for the Company's executive officers. Since January 1994, the members of the Compensation Committee also have been responsible for determining the timing, amount, exercise price and other terms of options granted under the Company's Amended and Restated Stock Option and Restricted Stock Purchase Plan.

     Ronald S. Konecky, a director of the Company, is of counsel to the law firm of Frankfurt, Garbus, Klein & Selz, which has been retained by the Company in connection with certain legal matters.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee recommends compensation arrangements for the Company's executive officers and administers the Company's 1995 Amended and Restated Stock Option and Restricted Stock Purchase Plan.

     The Company's executive compensation program is structured to help the Company achieve its business objectives by:

     - setting levels of compensation designed to attract and retain superior executives in a highly competitive environment;

     - designing equity-related and other performance-based incentive compensation programs to align the interests of management with the ongoing interests of stockholders;

     - providing incentive compensation that varies directly with both Company financial performance and individual contributions to that performance; and

     - linking compensation to elements that affect short- and long-term stock price performance.

The Company has used a combination of salary and incentive compensation, including cash bonuses and equity-based incentives (stock options and, in fiscal 1994, "phantom" stock and "phantom" stock appreciation units), to achieve its compensation goals.

COMPENSATION OF EXECUTIVE OFFICERS GENERALLY

     For the 1996 fiscal year, the Company paid its executives and employees several forms of compensation designed to motivate and reward executive performance while aligning executive and shareholder interests. The primary components of executive compensation in the 1996 fiscal year were salary, performance-based compensation and stock options.

  Salary

     The salary levels of the Company's executive officers are intended to reflect the duties and levels of responsibility inherent in the positions in question. Comparisons of the salaries paid by other companies in the television syndication industry and related industries to executives holding comparable positions are considered in establishing the salary level for each position. The particular qualifications of the individual holding the position, his or her relevant experience and the importance to the Company of his or her expected contribution are also considered in establishing salaries.

  Performance-Based Compensation

     Net Income and Profit Bonuses. Arrangements for bonus compensation for the Company's executive officers are also negotiated individually with each executive officer and are generally fixed by contract. Bonus compensation arrangements take various forms, but generally are based on factors such as the Company's financial performance, as measured by net income in the fiscal year, and individual performance.

     Certain of the Company's executive officers have a direct participation in the Company's net income or the profits of a particular part of the Company's business, depending on the executive's particular responsibilities. (The Company has similar profit sharing arrangements with independent producers of the Company's programming.) In some cases, executive officers have been awarded supplemental cash bonuses with maximum dollar limits, the payout of which varies depending on the average price of the Common Stock relative to a negotiated base level.

     Generally, the payment of cash bonuses is subject to performance conditions designed to align the interests of the Company's executive officers with those of its stockholders by ensuring that the amount of the bonuses paid to the Company's executive officers is dependent upon the Company's achieving certain performance conditions.

     The Company has favored net income bonuses and profit participations, as well as bonuses that vary with stock performance, because it believes that they encourage executives to work harder and afford executives a direct pecuniary interest in the portion of the Company's business for which they are responsible. It is the Committee's understanding that net income and profit participations are commonly employed in the television syndication and related entertainment industries to encourage performance of talent and executive personnel; indeed, such arrangements have been a feature of the Company's compensation arrangements with its senior executives for the past several years.

     In fiscal 1996, the persons named in the Summary Compensation Table above received approximately $12.7 million in cash bonus compensation, of which approximately $5.7 million was paid pursuant to the net income bonuses of Michael King, Roger King and Stephen W. Palley and approximately $2.7 million was paid pursuant to the supplemental bonus arrangements with Michael King, Roger King, Stephen W. Palley and Steven R. Hirsch. Steven R. Hirsch was paid $150,000 pursuant to a cash bonus based upon the net revenues of Camelot Entertainment Sales, Inc., the wholly-owned barter subsidiary of the Company, and Steven A. LoCascio was paid a $50,000 discretionary cash bonus.

     New Show and Series Bonuses. The Company's President and Chief Executive Officer and its Chairman of the Board of Directors also have arrangements for bonuses to be paid upon the development or distribution of certain new shows and series. These bonuses are designed to encourage the continued development of new programming by the Company and are dependent upon the success of such programming.

  Equity-Related Incentives

     The Company's primary method of compensating senior executives has been through the grant of stock options granted at the commencement of their employment agreements. (To date, no mid-term grants have been made.) Stock options granted to executive officers are generally long-term (10 years) and vest over a five-year period in most cases. The Company has favored stock options as a way of aligning management's interests with the long-term interests of the Company's shareholders and inducing executives to remain with the Company on a long-term basis. Individual awards for executives and employees, other than the Company's President and Chief Executive Officer and Chairman of the Board of Directors, are initially proposed by the Company's senior management. The ultimate size of each award is made by the Compensation Committee, and the size of an award reflects the Committee's judgment as to the extent to which the executive can contribute to the Company's performance. With respect to this component of compensation, the focus is not on rewarding an executive for his or her current or past contributions, but rather on the impact the executive is expected to have on the Company's future performance.

PRESIDENT AND CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD OF DIRECTORS

     Compensation arrangements for the Company's President and Chief Executive Officer, Michael King, and its Chairman of the Board, Roger King, for the 1996 fiscal year were governed by the employment agreements entered into by the Company and such executives during fiscal 1996. The employment agreements provide for the payment of higher levels of compensation than previous arrangements. In negotiating and approving the terms of the agreements, the Committee considered proposals submitted by the executives, and its approval of the overall compensation packages was influenced primarily by the success of the Company's distribution and production operations over the past several years and the unique contribution of these two executives to the Company's long- and short-term profitability, including the Company's ability to obtain new distribution properties, to develop and produce new programming and to successfully distribute new and existing programming. During the course of its negotiations with the executives, the Committee considered the previous levels of compensation paid to Michael King, the President and Chief Executive Officer, and Roger King, the Chairman of the Board, as well as compensatory benefits paid to the chief executive officers and chairmen of other companies in the television syndication and related entertainment industries whose profitability was similar to that of the Company. The Committee also engaged an independent compensation consultant.

     The employment agreements provided for each of Michael and Roger King to receive a base salary in the Company's 1996 fiscal year of $1.1 million, an increase of 4.8% over the salary of each for the Company's 1995 fiscal year. Under the terms of their respective employment agreement, each of Michael and Roger King will receive a salary increase of $100,000 in each subsequent fiscal year over the balance of the five-year term of such employment agreement.

     Each of the employment agreements between the Company and Michael King and Roger King provide for several forms of performance-based bonus compensation. Under the agreements, Michael King, who is in charge of the Company's overall programming acquisition, development and production activities, and Roger King, the head of the Company's sales department, are each entitled to a cash bonus in the form of a percentage of the Company's net income (after taxes but before extraordinary items) ranging from 1.5 to 2.5%, depending on the level of such net income. Each of Michael and Roger King received approximately $2,564,000 in payment of such bonus in respect of fiscal year 1996. Each of the employment agreements between the Company and Michael and Roger King also provide for the payment of a "Supplemental Bonus" each year that the average daily closing price of the Common Stock of the Company exceeds $38.00, with an additional bonus paid each year such price exceeds $39.50. During fiscal 1996, the Supplemental Bonus was payable to Michael and Roger King only for the period from December 1, 1995 to August 31, 1996. Because the average daily closing price of the Common Stock of the Company exceeded $39.50 for the period of fiscal year 1996 covered by their respective employment agreements, each of Michael and Roger King received a

Supplemental Bonus of approximately $1,063,000 for fiscal 1996. In no event may the total of all Supplemental Bonus payments to either Michael or Roger King over the five year terms of their respective employment agreements exceed $2.55 million.

     The employment agreements of each of Michael King and Roger King include a "New Series Bonus" of $750,000 for each new first-run "strip" (i.e., Monday-Friday) syndicated series that premieres in a television season that commences after the 1995-1996 television season and that is cleared in any such season in domestic television markets covering at least 70% of the domestic television viewing households. No New Series Bonus was paid to either Michael King or Roger King in fiscal 1996 as no new series were debuted by the Company in that year.

     The employment agreements of each of Michael King and Roger King also include a "New Show Profits Bonus" based on the revenues generated by each new show that is developed, or the distribution rights to which are acquired, by the Company during the term of the employment agreements and that is produced, co-produced or distributed by King World. After termination of Michael King's or Roger King's employment, the New Show Profits Bonus will continue to be payable unless the former executive engages in certain specified activities in competition with the Company prior to August 31, 2000. No New Show Profits Bonus was paid to either Michael King or Roger King in fiscal 1996 as no new qualifying series have been introduced by the Company during the term of the current employment agreements.

     The compensation arrangements with the Company's President and Chief Executive Officer and Chairman of the Board also provide for the issuance to each of them of a non-qualified stock option to purchase 1,500,000 shares of Common Stock. The options vest at the rate of 20% per year on the last day of each of the Company's 1996 through 2000 fiscal years (subject to certain conditions). The exercise price of such options is $39.50 per share, the fair market value on the date the employment agreements of Michael and Roger King were executed and the options were granted. Each such option has a term of ten years.

     The employment agreements of Michael and Roger King also provide for a $2,000,000 payment to be paid by the Company to each of them within ten days following the execution of their respective employment agreements. If either Michael or Roger King terminates his employment with the Company on his own initiative prior to September 1, 1998, he must promptly repay a pro-rated portion of such bonus to the Company. The full $2,000,000 bonus was paid to each of Michael and Roger King in fiscal 1996.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Code generally limits the Company's federal income tax deduction for compensation paid in any year to its Chief Executive Officer and to each of its four highest paid executive officers, other than the Chief Executive Officer, to $1 million, to the extent that such compensation is not "performance based compensation" within the meaning of sec. 162(m). Accordingly, in structuring the Company's compensation arrangements with its President and Chief Executive Officer and Chairman of the Board and its three other highest paid executive officers, the Committee designed incentive formulas that may qualify as "performance based compensation" in order to decrease the after-tax cost of such arrangements to the Company. However, there can be no assurance that the various incentive and performance related elements of the Company's compensation arrangements with its five highest paid executive officers will in fact qualify as "performance based compensation" under sec. 162(m) of the Code or that the tax deductibility of compensation paid pursuant thereto will not in fact be limited by the $1 million statutory cap on deductible executive compensation.

                                          Joel Chaseman
                                          Ronald S. Konecky
                                          James M. Rupp

                            STOCK PERFORMANCE GRAPHS

     The following graphs compare the cumulative total stockholder returns, over the periods presented, on the Company's Common Stock, the Standard & Poor's Composite Index of 500 Stocks and the capital stocks of a representative group of companies1 whose operations include television programming. The fiscal year-end values of each investment are based on share price appreciation plus reinvested dividends, and assume an initial investment of $100.

     As indicated in the charts, the market price of the Company's Common Stock (adjusted for stock splits and dividends) has increased from $1.11 in December 1984, the time of the Company's initial public offering of Common Stock, to $28.00 on August 31, 1991 and $35.25 on August 31, 1996. This represents stock price appreciation of almost 3100% since the initial public offering and 26% over the Company's last five fiscal years.

FIVE YEAR CUMULATIVE TOTAL RETURNS

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)             KING WORLD           S & P 500          PEER GROUP
8/31/91                                            100                 100                 100
8/31/92                                             88                 108                 114
8/31/93                                            133                 124                 181
8/31/94                                            135                 131                 155
8/31/95                                            136                 159                 190
8/31/96                                            126                 189                 144

---------------

     1In calculating the returns for August 31, 1996, the peer group of companies includes the following: All American Communications, dick clark productions, Kushner-Locke, Spelling Entertainment, Time-Warner, Inc., Tribune Co. and Viacom, Inc. For the group returns calculated prior to August 31, 1996, Samuel Goldwyn Company and Multimedia were also included in the peer group. For group returns calculated on and prior to August 31, 1993, Paramount Communications, Pathe Communications and RHI Communications were included in the peer group, but Viacom, Inc. was not included. Changes in the peer group composition were caused by mergers and consolidations within the television programming industry.

CUMULATIVE TOTAL RETURNS SINCE THE COMPANY'S INITIAL PUBLIC OFFERING

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)             KING WORLD           S & P 500          PEER GROUP
12/5/84                                            100                 100                 100
8/31/85                                            425                 119                 146
8/31/86                                            936                 166                 194
8/31/87                                           1914                 223                 247
8/31/88                                           1291                 183                 219
8/31/89                                           1967                 255                 351
8/31/90                                           1802                 242                 217
8/31/91                                           2523                 308                 269
8/31/92                                           2219                 332                 301
8/31/93                                           3345                 382                 474
8/31/94                                           3401                 403                 409
8/31/95                                           3423                 490                 502
8/31/96                                           3175                 582                 380

     The above report of the Compensation Committee and the Stock Performance Graph will not be deemed to be soliciting material or to be filed with or incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent that the Company specifically incorporates such report or graph by reference.

2. APPROVAL OF AMENDMENTS TO THE COMPANY'S 1995 AMENDED AND RESTATED STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN

     At the Annual Meeting, the stockholders will be asked to approve amendments to the Company's 1995 Amended and Restated Stock Option and Restricted Stock Purchase Plan (the "Plan"). The Plan, adopted in fiscal 1989 and amended on fiscal years 1994 and 1995, provides for the granting of "nonqualified stock options" and "incentive stock options" to acquire Common Stock and/or the granting of rights to purchase Common Stock on a "restricted stock" basis. Subject to stockholder approval of the amendments described below, the Plan has been amended and restated in its entirety and redesignated as the "1996 Amended and Restated Stock Option and Restricted Stock Purchase Plan". The amendments will (i) increase the number of shares of the Company's Common Stock available for the grant of options and rights to purchase Common Stock under the Plan by 500,000 shares; and (ii) adopt a formula-based grant of options to Non-Employee Directors under the Plan. The Plan defines a "Non-Employee Director" as a Non-Employee Director within the meaning of Rule 16b-3 of the Exchange Act.

     (i) INCREASE IN THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK AVAILABLE FOR THE GRANT OF OPTIONS AND RIGHTS TO PURCHASE COMMON STOCK UNDER THE PLAN. The Plan amendments provide for an increase in the number of shares of Common Stock available for the grant of options and for issuance under restricted stock awards by 500,000 shares. Previously, an aggregate 7,800,000 shares of Common Stock had been authorized for issuance under the Plan (and predecessor plans) and an aggregate 2,550,000 shares had been authorized for issuance (and were issued) to the Company's senior executives under the Company's Incentive Equity Plan for Senior Executives. As of November 29, 1996, 310,698 shares of Common Stock remained available for issuance under the Plan.

     The Company has in the past used, and intends in the future to use, stock options as an important incentive device to motivate and reward its employees, and believes that equity incentives represented by stock options enhance the Company's ability to attract and retain needed personnel.

     (ii) FORMULA-BASED GRANTS OF OPTIONS TO NON-EMPLOYEE DIRECTORS. The Company believes that a stock-based plan that provides long-term rewards to Non-Employee Directors which coincide with the long-term stock price appreciation realizable by the stockholders is an appropriate device to align the interests of the Non-Employee Directors with those of the stockholders, as well as to attract and retain as directors the most capable persons available.

     The amendments to the Plan provide for a formula-based grant of options to the Non-Employee Directors. The options so granted will be "non-qualified stock options", will have a term of ten years (subject to continued service as a director of the Company or any of its subsidiaries) and will have an exercise price equal to the fair market value of the Common Stock on the date of grant. The granting formula provides that, three business days after the adoption of the amendments to the Plan by the stockholders, each current Non-Employee Director will automatically be granted an option to purchase 5,000 shares of Common Stock, which will become exercisable six months after the date of grant. In addition, under the formula, three business days after each annual meeting of the Company's Stockholders, each Non-Employee Director reelected at such meeting will automatically receive an option to purchase 5,000 shares of Common Stock, which will vest ratably and on an annual basis over such Director's three-year term. The current Non-Employee Directors who are not eligible to receive such grants in fiscal 1997 (because they will not be reelected at the 1997 Annual Meeting of Stockholders) will instead receive grants that are proportionate to (and will become exercisable, ratably on an annual basis, over) the number of years remaining in their current terms as directors (i.e., 3,333 shares for Mr. Chaseman and 1,667 shares for each of Messrs. Rupp and Konecky). Finally, pursuant to the amendment, a Non-Employee Director who is initially appointed or elected to serve out the remainder of an unexpired term, or to fill a newly created directorship the initial term of which is less than three years, will receive an option to purchase 5,000 shares of Common Stock (becoming exercisable six months after the date of grant) and an option to purchase 1,667 shares of Common stock for each year remaining in such term (being exercisable ratably on an annual basis).

     If the proposed amendment to the Plan is approved and Richard King is elected a director at the annual meeting, the Non-Employee Directors will receive the following option grants under the Plan automatically: Richard King:
10,000 shares; Joel Chaseman: 8,333 shares; Ronald S. Konecky: 6,667 shares; and James M. Rupp: 6,667 shares.

     The foregoing amendments to the Plan have been adopted by the Board of Directors and are subject to approval by the holders of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting.

     The primary features of the Plan are summarized below. A copy of the Plan is attached to this proxy statement as Exhibit A. The Company intends to file a registration statement on Form S-8 under the Securities Act of 1933, as amended, and a listing application with the NYSE with respect to the additional shares issuable under options and awards granted under the Plan.

DESCRIPTION OF THE PLAN

     The Plan provides an opportunity for employees, officers and directors of the Company to purchase Common Stock. By encouraging such stock ownership, the Company seeks to attract, retain and motivate such employees and persons and to encourage such employees and persons to devote their best efforts to the business and financial success of the Company.

     The Plan provides for the granting of "non-qualified stock options" and "incentive stock options" ("Options") to acquire Common Stock and/or the granting of rights ("Awards") to purchase Common Stock on a "restricted stock" basis. The terms and conditions of individual option agreements may vary, subject to the following guidelines: (i) the option price of incentive stock options may not be less than market value on the date of grant and the term of each incentive stock option may not exceed ten years from the date of grant thereof; (ii) the option price of nonqualified options may be less than market value on the date of grant and the term of non-qualified stock options may exceed ten years; and (iii) no Options may be granted after May 3, 1999.

     The Plan is administered by the Compensation Committee of the Board of Directors, except that the Board of Directors (excluding Non-Employee Directors) administers the Plan with respect to Options granted to Non-Employee Directors. The Compensation Committee's authority to administer the Plan includes the authority to (i) select the persons to whom Options and Awards may be granted thereunder, (ii) establish the number of shares of Common Stock that may be issued under each Option and Award and establish the option or purchase price therefor, (iii) determine the time and the conditions subject to which Options may be exercised in whole or in part, (iv) determine the form of consideration that may be used to purchase shares of Common Stock upon exercise of any Option (including the circumstances under which the Company's issued and outstanding shares of Common Stock may be used by an optionee to exercise an Option) or pursuant to an Award, (v) determine the circumstances stock acquired upon exercise under which shares of Common Stock acquired upon exercise of an Option or pursuant to an Award may be subject to forfeiture to the Company, (vi) accelerate the time when outstanding Options may be exercised or when shares purchased pursuant to an Award become vested, (vii) interpret the Plan and decide any matters arising thereunder, (viii) fix the term of all Options granted under the Plan (including the date on which such Options will expire and terminate) and (ix) establish any other terms and conditions applicable to any Option or Award not inconsistent with the provisions of the Plan.

     The Board of Directors has the authority to amend the Plan at any time, provided that stockholder approval is required (i) to increase the aggregate number of shares of Common Stock as to which Options or Awards may be granted (except for increases due to certain adjustments), (ii) to decrease the minimum exercise price specified by the Plan in respect of incentive stock options,
(iii) to change the class of employees eligible to receive incentive stock options under the Plan or (iv) if necessary to comply with Section 422 of the Code with respect to incentive stock options or Section 16 of the Securities Exchange Act and the rules promulgated thereunder.

     Options have been granted under the Plan (and its predecessor plans), since inception in 1984, to Messrs. Michael and Roger King to purchase 1,500,000 shares of Common Stock each; to Messrs. Palley, Hirsch and LoCascio to purchase 384,999, 401,185 and 80,000 shares of Common Stock, respectively; to Messrs. Konecky, Rupp and Chaseman, the Company's non-employee Directors, for 75,000, 30,000, and 22,500 shares, respectively; and to all employees as a group (other than the aforementioned individuals) to purchase 3,843,118 shares of Common Stock (net of forfeitures). Under the Company's Incentive Equity Plan for Senior Executives, in fiscal year 1989 the Company granted options to Michael King and Roger King to purchase 1,200,000 shares of Common Stock each, and to Mr. Palley to purchase 150,000 shares of Common Stock.

FEDERAL INCOME TAX CONSEQUENCES

     The tax consequences of incentive stock options, non-qualified options and restricted stock awards are quite complex. Therefore, the description of tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

     Incentive stock options granted pursuant to the Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. If an optionee makes no disposition of the shares acquired pursuant to exercise of an incentive stock option within one year after the transfer of shares to such optionee and within two years from grant of the option, such optionee will realize no taxable income as a result of the grant or exercise of such option; any gain or loss that is subsequently realized may be treated as long-term capital gain or loss, as the case may be. (However, the optionee will recognize an item of tax preference in the amount of the difference between the fair market value of the shares received upon exercise and the exercise price for alternative minimum tax purposes.) Under these circumstances, the Company will not be entitled to a deduction for federal income tax purposes with respect to the issuance of such incentive stock options, the transfer of shares upon their exercise or the ultimate disposition of such shares.

     If shares subject to incentive stock options are disposed of prior to the expiration of the above time periods, the optionee will recognize ordinary income in the year in which the disqualifying disposition occurs, the amount of which will generally be the lesser of (i) the excess of the market value of the shares on the date of exercise over the option price, and (ii) the gain recognized on such disposition. Such amount will ordinarily be deductible by the Company for federal income tax purposes in the same year, provided that the Company satisfies certain federal income tax information reporting requirements. In addition, the excess, if any, of the amount realized on a disqualifying disposition over the market value of the shares on the date of exercise will be treated as capital gain.

     Non-qualified options may be granted under the Plan. An optionee who exercises a non-qualified option will recognize as taxable ordinary income, at the time of exercise, an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. Such amount will ordinarily be deductible by the Company in the same year, provided that the Company satisfies certain federal income tax information reporting requirements.

     Restricted stock purchase awards may also be granted pursuant to the Plan. A recipient of a restricted stock purchase award generally will not recognize taxable income upon the purchase of shares of restricted stock, unless he or she makes a timely election under Section 83(b) of the Code. Such a recipient, however, would recognize ordinary income at the time that such shares become vested in an amount equal to the excess of the fair market value of the shares at that time over the purchase price paid for such shares. If, on the other hand, the recipient makes a timely election under Section 83(b), he or she would recognize ordinary income equal to the excess of the fair market value of the shares at the time of purchase (determined without regard to any transfer restrictions imposed on the shares, the vesting provisions or any restrictions imposed by the securities laws) over the purchase price paid for such shares. In either case, the Company should be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the recipient in the same year that the recipient recognized such ordinary income, provided that the Company satisfies certain federal income tax information reporting requirements.

     Section 162(m) of the Code generally limits the Company's federal income tax deduction for compensation paid in any year to each of its chief executive officer and its four highest paid executive officers, other than its Chief Executive Officer, to $1 million per year, to the extent that such compensation is not "performance based". Under Treasury regulations, a stock option will, in general, qualify as "performance based" compensation if (i) it has an exercise price of not less than the fair market value of the underlying stock on the date of grant, (ii) it is granted under a plan that limits the number of shares for which options may be granted to any participant during a specified period, which plan is approved by a majority of the stockholders entitled to vote thereon, and
(iii) it is granted by a compensation committee consisting solely of at least two independent directors. If a stock option grant to an executive referred to above is not "performance based," the amount that would otherwise be deductible by the Company in respect of the grant of such option will be disallowed to the extent that the executive's aggregate non-performance based compensation in the relevant year exceeds $1 million.

VOTE REQUIRED FOR APPROVAL

     The foregoing amendments to the Plan will be submitted to stockholders for their approval at the Annual Meeting. Approval of the amendments requires the vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE AMENDMENTS TO THE 1995 AMENDED AND RESTATED STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN.

3.  APPOINTMENT OF AUDITORS

     The Board of Directors has appointed the firm of Arthur Andersen LLP, independent public accountants, as the auditors of the Company for the fiscal year ending August 31, 1997, subject to the approval of such appointment by stockholders at the Annual Meeting. Arthur Andersen LLP has audited the Company's financial statements since the Company's 1982 fiscal year.

     The ratification of the appointment of the firm of Arthur Andersen LLP will be determined by the vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting.

     If the foregoing appointment of Arthur Andersen LLP is not ratified by stockholders, the Board of Directors will appoint other independent accountants whose appointment for any period subsequent to the 1997 Annual Meeting of Stockholders will be subject to the approval of stockholders at that meeting. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement should he so desire and to respond to appropriate questions. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO RATIFY THE APPOINTMENT OF THE FIRM OF ARTHUR ANDERSEN LLP.

                                     * * *

                                    GENERAL

OTHER MATTERS

     The Board of Directors does not know of any matters that are to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the Meeting, it is intended that the proxies in the accompanying form will be voted as the persons named therein may determine in their discretion.

     The Company's Annual Report to Stockholders for the fiscal year ended August 31, 1996 was mailed to stockholders concurrently with this Proxy Statement.

SOLICITATION OF PROXIES

     The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. In addition to solicitation of proxies by mail, directors, officers and employees of the Company (who will receive no additional compensation therefor) may solicit the return of proxies by telephone, telegram or personal interview. Arrangements have also been made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

     Each holder of the Company's Common Stock who does not expect to be present at the Annual Meeting or who plans to attend but who does not wish to vote in person is urged to fill in, date and sign the proxy and return it promptly in the enclosed return envelope.

STOCKHOLDER PROPOSALS

     If any stockholder of the Company intends to present a proposal for consideration at the 1998 Annual Meeting of Stockholders and desires to have such proposal included in the proxy statement and form of proxy distributed by the Board of Directors with respect to such meeting, such proposal must be received at the Company's principal executive offices, 1700 Broadway, New York, New York 10019, Attention: Assistant Secretary, not later than August 7, 1997.

                           ANNUAL REPORT ON FORM 10-K

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED AUGUST 31, 1996, FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY PERSON REQUESTING A COPY THEREOF IN WRITING AND STATING THAT SUCH PERSON IS A BENEFICIAL HOLDER OF SHARES OF COMMON STOCK OF THE COMPANY ON THE RECORD DATE FOR THE ANNUAL MEETING OF STOCKHOLDERS. REQUESTS AND INQUIRIES SHOULD BE ADDRESSED TO KING WORLD PRODUCTIONS, INC., C/O KING WORLD CORPORATION, 830 MORRIS TURNPIKE, SHORT HILLS, NEW JERSEY 07078, ATTENTION: STEVEN A. LOCASCIO, INTERIM CHIEF FINANCIAL OFFICER, VICE PRESIDENT AND CONTROLLER.

                                          By Order of the Board of Directors

                                          DIANA KING
                                          Corporate Secretary

                                                                       EXHIBIT A

                          KING WORLD PRODUCTIONS, INC.

                     1996 AMENDED AND RESTATED STOCK OPTION
                       AND RESTRICTED STOCK PURCHASE PLAN

     SECTION 1. Purpose. The purpose of the King World Productions, Inc. 1996 Amended and Restated Stock Option and Restricted Stock Purchase Plan (the "Plan") is to promote the interests of King World Productions, Inc., a Delaware corporation (the "Company"), and any Subsidiary thereof, and its stockholders, by providing an opportunity to selected employees, officers and directors of the Company or any Subsidiary thereof as of the date of the adoption of this Plan or at any time thereafter to purchase Common Stock of the Company. By encouraging such stock ownership, the Company seeks to attract, retain and motivate such employees and persons and to encourage such employees and persons to devote their best efforts to the business and financial success of the Company. It is intended that this purpose will be effected by the granting of "non-qualified stock options" and/or "incentive stock options" to acquire the common stock of the Company and/or by the granting of rights to purchase the common stock of the Company on a "restricted stock" basis. Under the Plan, the Board of Directors (or the Committee) shall have the authority (in its sole discretion) to grant "incentive stock options" within the meaning of Section 422(b) of the Code, "nonqualified stock options" as described in Treasury Regulation Section 1.83-7 or any successor regulation thereto, or "restricted stock" awards. The Plan amends and restates the Company's 1989 Amended and Restated Stock Option and Restricted Stock Purchase Plan (the "1989 Stock Plan"), adopted by the Company on May 4, 1989, as amended and restated by the Company on January 24, 1994 and January 19, 1996. The 1989 Stock Plan amended and restated, and incorporated into one document, the Incentive Stock Option Plan and the Non-Qualified Stock Option Plan, both adopted by the Company on October 24, 1984 (collectively, the "1985 Stock Plans").

     SECTION 2. Definitions. For purposes of this Plan, the following terms used herein shall have the following meanings, unless a different meaning is clearly required by the context.

     "Award" shall mean an award of the right to purchase Common Stock granted under the provisions of Section 7 of the Plan.

     "Board of Directors" shall mean the Board of Directors of the Company.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Committee" shall mean the committee of the Board of Directors referred to in Section 5 hereof.

     "Common Stock" shall mean the Common Stock, $.01 par value, of the Company.

     "Employee" shall mean (i) with respect to an ISO, any person including an officer or director of the Company, who, at the time an ISO is granted to such person hereunder, is employed on a full-time basis by the Company or any Subsidiary of the Company, and (ii) with respect to a Non-Qualified Option and/or an Award, any person employed by, or performing services for, the Company or any Subsidiary of the Company, including, without limitation, directors and officers.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "ISO" shall mean an Option granted under the Plan which constitutes and shall be treated as an "incentive stock option" as defined in Section 422(b) of the Code.

     "Non-Employee Director" shall mean any director who is a "Non-Employee Director" within the meaning of Rule 16b-3 of the Exchange Act.

     "Non-Qualified Option" shall mean an Option granted to a Participant pursuant to the Plan which is intended to be, and qualifies as, a "non-qualified stock option" as described in Treasury Regulation Section 1.83-7 and which shall not constitute or be treated as an ISO.

     "Option" shall mean any ISO or Non-Qualified Option granted to a Participant pursuant to this Plan.

     "Participant" shall mean any Employee (including a Non-Employee Director) to whom an Award and/or an Option is granted under this Plan.

     "Parent of the Company" shall have the meaning set forth in Section 424(e) of the Code.

     "Subsidiary of the Company" shall have the meaning set forth in Section 424(f) of the Code.

     SECTION 3. Eligibility. Awards and/or Options may be granted to any Employee. The Board of Directors (or the Committee) shall have the sole authority to select the persons to whom Awards and/or Options are to be granted hereunder, and to determine whether a person is to be granted a Non-Qualified Option, an ISO or an Award or any combination thereof. No person shall have any right to participate in the Plan. Any person selected by the Board of Directors (or the Committee) for participation during any one period will not by virtue of such participation have the right to be selected as a Participant for any other period.

     SECTION 4. Common Stock Subject to the Plan.

     4.1 The total number of shares of Common Stock for which Options and/or Awards may be granted under this Plan shall not exceed in the aggregate eight million three hundred thousand (8,300,000) shares of Common Stock, including shares of Common Stock reserved under the 1989 Stock Plan and the 1985 Stock Plans.

     4.2 The shares of Common Stock that may be subject to Options and/or Awards granted under this Plan may be either authorized and unissued shares or shares reacquired at any time and now or hereafter held as treasury stock as the Board of Directors may determine. In the event that any outstanding Option or Award expires, is terminated or is forfeited for any reason, the shares allocable to the unexercised portion of such Option or Award may again be subject to an Option and/or Award granted under this Plan, except that the shares allocable to the forfeited portion of any such Award shall not again be subject to an Option and/or Award granted under this Plan if the Participant received any of the benefits of ownership of the Common Stock underlying the unexercised or forfeited portion of such Award.

     4.3. Special ISO Limitations.

     (a) The aggregate fair market value (determined as of the date an ISO is granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time by an Employee during any calendar year (under all Incentive Stock Option Plans of the Company or any Parent or Subsidiary of the Company) shall not exceed $100,000.

     (b) No ISO shall be granted to an Employee who, at the time the ISO is granted, owns (actually or constructively under the provisions of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, unless the option price is at least 110% of the fair market value (determined as of the time the ISO is granted) of the shares of Common Stock subject to the ISO and the ISO by its terms is not exercisable more than five years from the date it is granted.

     4.4. Notwithstanding any other provision of the Plan, the provisions of Sections 4.3(a) and (b) shall not apply, nor shall they be construed to apply, to any Non-Qualified Option or Award granted under the Plan.

     4.5. Notwithstanding any other provision of this Plan, no person shall be granted Options and/or Awards for more than 1,500,000 shares of Common Stock in any period of five fiscal years.

     SECTION 5. Administration of the Plan.

     5.1 The Plan shall be administered by (i) the Board of Directors or (ii) by a committee of two or more directors (the "Committee"), each of whom is a Non-Employee Director, established by the Board of Directors. The Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors.

     5.2. (a) Options. The Board of Directors (or the Committee) shall have the sole authority and discretion under this Plan (i) to select the Participants who are to be granted Options hereunder; (ii) to designate whether any Option to be granted hereunder is to be an ISO or a Non-Qualified Option; (iii) to establish the number of shares of Common Stock that may be issued under each Option; (iv) to determine the time and the conditions subject to which Options may be exercised in whole or in part; (v) to determine the form of the consideration that may be used to purchase shares of Common Stock upon exercise of any Option (including the circumstances under which the Company's issued and outstanding shares of Common Stock may be used by a Participant to exercise an Option); (vi) to impose restrictions and/or conditions with respect to shares of Common Stock acquired upon exercise of an Option; (vii) to determine the circumstances under which shares of Common Stock acquired upon exercise of any Option may be subject to repurchase by the Company; (viii) to determine the circumstances and conditions subject to which shares acquired upon exercise of an Option may be sold or otherwise transferred, including, without limitation, the circumstances and conditions subject to which a proposed sale of shares of Common Stock acquired upon exercise of an Option may be subject to the Company's right of first refusal (as well as the terms and conditions of any such right of first refusal); (ix) to establish a vesting provision for any Option relating to the time (or the circumstance) when the Option may be exercised by a Participant, including vesting provisions which may be contingent upon the Company meeting specified financial goals; (x) to accelerate the time when outstanding Options may be exercised, provided, however, that any ISOs shall be "accelerated" within the meaning of Section 424(h) of the Code; and (xi) to establish any other terms, restrictions and/or conditions applicable to any Option not inconsistent with the provisions of this Plan.

     (b) Awards. The Board of Directors (or the Committee) shall have the sole authority and discretion under this Plan (i) to select the Participants who are to be granted Awards hereunder; (ii) to determine the amount to be paid by a Participant to acquire shares of Common Stock pursuant to an Award, which amount may be equal to, more than or less than 100% of the fair market value of such shares on the date the Award is granted (but in no event less than the par value of such shares); (iii) to determine the time or times and the conditions subject to which Awards may be made; (iv) to determine the time or times and the conditions subject to which the shares of Common Stock subject to an Award are to become vested and no longer subject to repurchase by the Company; (v) to establish transfer restrictions and the terms and conditions on which any such transfer restrictions with respect to an Award shall lapse; (vi) to establish vesting provisions with respect to any shares of Common Stock subject to an Award, including vesting provisions which may be contingent upon the Company meeting specified financial goals; (vii) to determine the circumstances under which shares of Common Stock acquired pursuant to an Award may be subject to repurchase by the Company; (viii) to determine the time or times and the conditions subject to which any shares of Common Stock subject to an Award may be repurchased by the Company (as well as the terms and conditions of any such repurchase); (ix) to determine the circumstances and conditions subject to which a proposed sale of shares of Common Stock subject to an Award may be subject to the Company's right of first refusal (as well as the terms and conditions of any such right of first refusal); (x) to determine the form of consideration that may be used to purchase shares of Common Stock pursuant to an Award (including the circumstances under which the Company's issued and outstanding shares of Common Stock may be used by a Participant to purchase the Common Stock subject to an Award); (xi) to accelerate the time at which any or all restrictions imposed with respect to any shares of Common Stock subject to an Award will lapse or otherwise remove any and all such restrictions; and (xii) to establish any other terms, restrictions and/or conditions applicable to any Award not inconsistent with the provisions of this Plan.

     5.3. The Board of Directors (or the Committee) shall be authorized to interpret the Plan and may, from time to time, adopt such rules and regulations, not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the purpose of this Plan.

     5.4. The interpretation and construction by the Board of Directors (or the Committee) of any provision of the Plan, any Option and/or Award granted hereunder or any agreement evidencing any such Option and/or Award shall be final and conclusive upon all parties.

     5.5. Directors (or members of the Committee, if established) may vote on any matter affecting the administration of the Plan or the granting of Options or Awards under the Plan.

     5.6. All expenses and liabilities incurred by the Board of Directors (or the Committee) in the administration of the Plan shall be borne by the Company. The Board of Directors (or the Committee) may employ attorneys, consultants, accountants or other persons in connection with the administration of the Plan. The Company, and its officers and directors, shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Board of Directors (or the Committee) shall be liable for any action, determination or interpretation taken or made in good faith with respect to the Plan or any Option and/or Award granted hereunder.

     SECTION 6. Terms and Conditions of Options.

     6.1. ISOs. The terms and conditions of each ISO granted under the Plan shall be specified by the Board of Directors (or the Committee) and shall be set forth in an ISO agreement between the Company and the Participant in such form as the Board of Directors (or the Committee) shall approve. The terms and conditions of each ISO shall be such that each ISO issued hereunder shall constitute and shall be treated as an "incentive stock option" as defined in
Section 422 of the Code. The terms and conditions of any ISO granted hereunder need not be identical to those of any other ISO granted hereunder.

     The terms and conditions of each ISO shall include the following:

          (a) The option price shall be fixed by the Board of Directors (or the Committee) but shall in no event be less than 100% (or 110% in the case of an Employee referred to in Section 4.3(b) hereof) of the fair market value of the shares of Common Stock subject to the ISO on the date the ISO is granted. For purposes of this Plan, the fair market value per share of Common Stock as of any day shall mean the average of the closing prices of sales of shares of Common Stock on all national securities exchanges on which the Common Stock may at the time be listed or, if there shall have been no sales on any such day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day the Common Stock shall not be so listed, the average of the representative bid and asked prices quoted in the NASDAQ system as of the 3:30 p.m., New York time, on such day, or, if on any day the Common Stock shall not be quoted in the NASDAQ system, the average of the high and low bid and asked prices on such day in the over-the-counter market as reported by National Quotation Bureau Incorporated, or any similar successor organization. If at any time the Common Stock is not listed on any national securities exchange or quoted in the NASDAQ system or the over-the-counter market, the fair market value of the shares of Common Stock subject to an Option on the date the ISO is granted shall be the fair market value thereof determined in good faith by the Board of Directors (or the Committee).

          (b) ISOs, by their terms, shall not be transferable otherwise than by will or the laws of descent and distribution, and, during an Optionee's lifetime, an ISO shall be exercisable only by the Optionee.

          (c) The Board of Directors (or the Committee) shall fix the term of all ISOs granted pursuant to the Plan (including the date on which such ISO shall expire and terminate), provided, however, that such term shall in no event exceed ten years from the date on which such ISO is granted (or, in the case of an ISO granted to an Employee referred to in Section 4.3(b) hereof, such term shall in no event exceed five years from the date on which such ISO is granted). Each ISO shall be exercisable in such amount or amounts, under such conditions and at such times or intervals or in such installments as shall be determined by the Board of Directors (or the Committee) in its sole discretion.

          (d) In the event that the Company or any Parent or Subsidiary of the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by the Participant as a result of any "disqualifying disposition" of any shares of Common Stock acquired upon exercise of an ISO granted hereunder, the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state or local taxes, such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. A Participant may use issued and outstanding Common Stock for the payment of taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Board of Directors in its sole discretion.

          (e) In the sole discretion of the Board of Directors (or the Committee), the terms and conditions of any ISO may (but need not) include any of the following provisions:

             (i) In the event a Participant shall cease to be employed by the Company or any Parent or Subsidiary of the Company on a full-time basis for any reason other than as a result of his death or "disability" (within the meaning of Section 22(e)(3) of the Code), the unexercised portion of any ISO held by such Participant at that time may only be exercised within one month after the date on which the Participant ceased to be so employed, and only to the extent that the Participant could have otherwise exercised such ISO as of the date on which he ceased to be so employed.

             (ii) In the event a Participant shall cease to be employed by the Company or any Parent or Subsidiary of the Company on a full-time basis by reason of his "disability" (within the meaning of Section 22(e)(3) of the Code), the unexercised portion of any ISO held by such Participant at that time may only be exercised within one year after the date on which the Participant ceased to be so employed, and only to the extent that the Optionee could have otherwise exercised such ISO as of the date on which he ceased to be so employed.

             (iii) In the event a Participant shall die while in the full-time employ of the Company or a Parent or Subsidiary of the Company (or within a period of one month after ceasing to be an Employee for any reason other than such "disability" or within a period of one year after ceasing to be an Employee by reason of such "disability"), the unexercised portion of any ISO held by such Participant at the time of his death may only be exercised within one year after the date of such Participant's death, and only to the extent that the Participant could have otherwise exercised such ISO at the time of his death. In such event, such ISO may be exercised by the executor or administrator of the Participant's estate or by any person or persons who shall have acquired the ISO directly from the Participant by bequest or inheritance.

     6.2. Non-Qualified Options. Except as otherwise provided in Section 8, the terms and conditions of each Non-Qualified Option granted under the Plan shall be specified by the Board of Directors (or the Committee), in its sole discretion, and shall be set forth in a written option agreement between the Company and the Participant in such form as the Board of Directors (or the Committee) shall approve. The terms and conditions of each Option will be such that each Option issued hereunder shall not constitute or be treated as an "incentive stock option", as defined in Section 422 of the Code, and will be a "non-qualified stock option" for Federal income tax purposes. The terms and conditions of any Option granted hereunder need not be identical to those of any other Option granted hereunder.

     The terms and conditions of each Non-Qualified Option Agreement shall include the following:

          (a) The option (exercise) price shall be fixed by the Board of Directors (or the Committee) and may be equal to more than or less than 100% of the fair market value of the shares of Common Stock subject to the Non-Qualified Option on the date such Non-Qualified Option is granted.

          (b) The Board of Directors (or the Committee) shall fix the term of all Non-Qualified Options granted pursuant to the Plan (including the date on which such Non-Qualified Option shall expire and terminate). Such term may be more than ten years from the date on which such Non-Qualified Option is granted. Each NonQualified Option shall be exercisable in such amount or amounts, under such conditions and at such times or intervals or in such installments as shall be determined by the Board of Directors (or the Committee) in its sole discretion.

          (c) Non-Qualified Options shall not be transferable otherwise than by will or the laws of descent and distribution, and during a Participant's lifetime a Non-Qualified Option shall be exercisable only by the Participant.

          (d) In the event that the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by the Participant in respect of a Non-Qualified Option granted hereunder or in respect of any shares of Common Stock acquired upon exercise of a NonQualified Option, the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state or local taxes, or if no such payments are due or to become due to such Participant then such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Board of Directors in its sole discretion.

     SECTION 7. Terms and Conditions of Awards.

     The terms and conditions of each Award granted under the Plan shall be specified by the Board of Directors (or the Committee), in its sole discretion, and shall be set forth in a written agreement between the Participant and the Company, in such form as the Board of Directors (or the Committee) shall approve. The terms and provisions of any Award granted hereunder need not be identical to those of any other Award granted hereunder.

     The terms and conditions of each Award shall include the following:

          (a) The amount to be paid by a Participant to acquire the shares of Common Stock pursuant to an Award shall be fixed by the Board of Directors (or the Committee) and may be equal to more than or less than 100% of the fair market value of the shares of Common Stock subject to the Award on the date the Award is granted.

          (b) Each Award shall contain such vesting provisions, such transfer restrictions and such other restrictions and conditions as the Board of Directors (or the Committee), in its sole discretion, may determine, including, without limitation, the circumstances under which the Company shall have the right and option to repurchase shares of Common Stock acquired pursuant to an Award.

          (c) Stock certificates representing Common Stock acquired pursuant to an Award shall bear a legend referring to the restrictions imposed on such Stock and such other matters as the Board of Directors may determine.

          (d) In the event that the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by the Participant in respect of an Award granted hereunder, or in respect of any shares acquired pursuant to an Award, or in respect of the vesting of any such shares of Common Stock, then the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld, or, if such payments are insufficient to satisfy such Federal, state or local taxes, or if no such payments are due or become due to such Participant, then such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Board of Directors in its sole discretion.

     SECTION 8. Non-Employee Director Stock Options.

     (a) On the third business day following approval of this Plan by the stockholders of the Company at the 1997 Annual Meeting of Stockholders, each Non-Employee Director then serving as such (including but not limited to Non-Employee Directors elected or re-elected at such meeting) shall automatically, and without further action by the Board of Directors or the Committee, be granted (i) a Non-Qualified Option to purchase 5,000 shares of Common Stock, and (ii) a Non-Qualified Option to purchase a number of shares of the Common Stock equal to the product of (x) 5,000 and (y) a fraction, the numerator of which is the number of years remaining in such Non-Employee Director's then-current term as a director (counting as the first year the year commencing immediately after the 1997 Annual Meeting of Stockholders), and the denominator of which is three;

     (b) On the third business day following his or her first appointment or election as a director of the Company, each person who becomes a Non-Employee Director shall automatically, and without further action by the Board of Directors or the Committee, be granted (i) a Non-Qualified Option to purchase 5,000 shares of Common Stock and (ii) a Non-Qualified Option to purchase a number of shares of Common Stock equal to the product of (x) 5,000 and (y) a fraction, the numerator of which is the number of years or partial years remaining in the term to which such Non-Employee Director was appointed or elected, and the denominator of which is three;

     (c) On the third business day following the 1998 annual meeting of the stockholders of the Company and each Annual Meeting of Stockholders thereafter at which a Non-Employee Director is re-elected as a member of the Board of Directors, such Non-Employee Director shall automatically, and without further action by the Board of Directors or the Committee, be granted a Non-Qualified Option to purchase 5,000 shares of Common Stock;

     (d) Notwithstanding the provisions of Subsections 6.2 (a) and (b) hereof, the terms and conditions of each Non-Qualified Option granted pursuant to this
Section 8 shall be as follows:

          (i) Each such Non-Qualified Option shall have an option price equal to 100% of the fair market value of the shares of Common Stock subject to such Non-Qualified Option on the date such Non-Qualified Option is granted.

          (ii) Subject to the provisions of Subsection (d) below, the term of each such Non-Qualified Option shall be ten years from the date on which such Non-Qualified Option is granted.

          (iii) Each Non-Employee Director will become entitled to exercise (x) each Non-Qualified Option granted pursuant to clause (a)(i) or (b)(i) hereof commencing six months after the date of grant, (y) each Non-Qualified Option granted pursuant to clause (c) hereof with respect to one-third (1/3) of the shares of Common Stock subject thereto on the first, second and third anniversaries of the grant thereof, and (z) each Option granted pursuant to clause (a)(ii) or (b)(ii) hereof shall become exercisable ratably over the remaining directorship term during which such Non-Qualified Option was granted, on the date of each Annual Meeting of Stockholders following such grant, but in any event not before the expiration of six months from the date of grant.

          (iv) In the event that the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by a Non-Employee Director in respect of a Non-Qualified Option granted hereunder or in respect of any shares of Common Stock acquired upon exercise of any such Non-Qualified Option, the Company shall deduct from any payments of any kind otherwise due to such Non-Employee Director the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state or local taxes, or if no such payments are due or to become due to such Non-Employee Director, then such Non-Employee Director will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Board of Directors in its sole discretion.

     (e) In the determination of the Board of Directors, exercised in its sole discretion (the Non-Employee Directors abstaining from participation in any such determination), the terms and conditions of any Non-Qualified Option granted to Non-Employee Directors shall include the following provisions:

          (i) In the event a Non-Employee Director shall cease to serve as a director of the Company or any Parent or Subsidiary of the Company for any reason other than as a result of his death or "disability" (within the meaning of Section 22(e)(3) of the Code), the unexercised portion of any Non-Qualified Option held by such Non-Employee Director at that time may only be exercised within one month after the date on which such Non-Employee Director ceased to serve as a director of the Company or any Parent or Subsidiary of the Company, and only to the extent that such Non-Employee Director could have otherwise exercised such Non-Qualified Option as of the date on which he ceased serve as such.

          (ii) In the event a Non-Employee Director shall cease to serve as a director of the Company or any Parent or Subsidiary of the Company by reason of his "disability" (within the meaning of Section 22(e)(3) of the Code), the unexercised portion of any Non-Qualified Option held by such Non-Employee Director at that time may only be exercised within one year after the date on which the Non-Employee Director ceased to serve as such, and only to the extent that the Non-Employee Director could have otherwise exercised such Non-Qualified Option as of the date on which he ceased to be so employed.

          (iii) In the event a Non-Employee Director shall die while serving as a Non-Employee Director of the Company or any Parent or Subsidiary of the Company (or within a period of one month after ceasing to serve as such for any reason other than such "disability" or within a period of one year after ceasing to be an Employee by reason of such "disability"), the unexercised portion of any Non-Qualified Option held by such Non-Employee Director at the time of his death may only be exercised within one year after the date of such Non-Employee Director's death, and only to the extent that such Non-Employee Director could have otherwise exercised such Non-Qualified Option at the time of his or her death. In such event, such Non-Qualified Option may be exercised by the executor or administrator of the Non-Employee Director's estate or by any person or persons who shall have acquired such Non-Qualified Option directly from the Non-Employee Director by bequest or inheritance.

          (iv) Such Non-Qualified Options shall not be transferable otherwise than by will or the laws of descent and distribution, and during a Non-Employee Director's lifetime such Non-Qualified Option shall be exercisable only by such Non-Employee Director.

     (f) All Non-Qualified Options granted to a Non-Executive Director shall be confirmed by an agreement between the Company and such grantee.

     (g) Notwithstanding the appointment of a Committee to administer the Plan, all administrative, interpretive and discretionary powers with respect to the Non-Qualified Options granted pursuant to this Section 8 shall be exercised by the Board of Directors (the Non-Employee Directors abstaining).

     SECTION 9. Adjustments. In the event that, after the adoption of the Plan by the Board of Directors, the outstanding shares of the Company's Common Stock shall be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation through reorganization, merger or consolidation, recapitalization, reclassification, stock split, split-up, combination or exchange of shares or declaration of any dividends payable in Common Stock or other corporate transaction, the Board of Directors shall appropriately adjust
(i) the number of shares of Common Stock (and the option price per share) subject to the unexercised portion of any outstanding Option (to the nearest possible full share), provided, however, that the limitations of Section 424 of the Code shall apply with respect to adjustments made to ISOs; (ii) the number of shares of Common Stock to be acquired pursuant to an Award; and (iii) the number of shares of Common Stock for which Options and/or Awards may be granted under this Plan, as set forth in Sections 4.1 and 4.5 hereof, and such adjustments shall be effective and binding for all purposes of this Plan.

     SECTION 10. Effect of the Plan on Employment Relationship.

     Neither this Plan nor any Option and/or Award granted hereunder to a Participant shall be construed as conferring upon such Participant any right to continue in the employ of the Company or the service of the Company or any Subsidiary, as the case may be, or limit in any respect the right of the Company or any Subsidiary to terminate such Participant's employment or other relationship with the Company or any Subsidiary, as the case may be, at any time.

     SECTION 11. Amendment of the Plan. The Board of Directors may amend the Plan from time to time as it deems desirable; provided, however, that, without the approval of the holders of a majority of the shares of Common Stock present or represented and entitled to vote thereon at a meeting of stockholders, the Board of Directors may not amend the Plan (i) to increase (except for increases due to adjustments in accordance with Section 9 hereof) the aggregate number of shares of Common Stock for which Options and/or Awards may be granted hereunder, (ii) to decrease the minimum exercise price specified by the Plan in respect of ISOs, or (iii) to change the class of Employees eligible to receive ISOs under the Plan. Notwithstanding the foregoing, if stockholder approval is required in order to comply with (a)
Section 422 of the Code in respect of ISOs, or (b) rules promulgated under
Section 16(b) of the Exchange Act, the Board of Directors may not amend the Plan without stockholder approval.

     SECTION 11. Termination of the Plan. The Board of Directors may terminate the Plan at any time. Unless the Plan shall theretofore have been terminated by the Board of Directors, the Plan shall terminate on May 3, 1999. No Option and/or Award may be granted hereunder after termination of the Plan. The termination or amendment of the Plan shall not alter or impair any rights or obligations under any Option and/or Award theretofore granted under the Plan.

     SECTION 12. Effective Date of the Plan. This 1996 Amended and Restated Stock Option and Restricted Stock Plan, and any amendments thereof requiring stockholder approval, shall become effective as of the date on which the Plan is approved by affirmative vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at a meeting of stockholders of the Company at which the approval of the Plan (or of any such amendment) is considered.

                           KING WORLD PRODUCTIONS INC.

                                      PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Annual Meeting of Stockholders, Monday, January 13, 1997

The undersigned stockholder of KING WORLD PRODUCTIONS, INC., a Delaware corporation, hereby appoints Roger King, Michael King, Diana King, and
Jonathan Birkhahn, or any of them, voting singly in the absence of the others, attorneys and proxies, with full power of substitution and revocation, to vote, as designated on the reverse side, all shares of Common Stock of King World Productions, Inc., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said Corporation to be held at the Hotel InterContinental, 444 St. Charles Street, New Orleans, Louisiana 70130 on January 13, 1997 at 10:00 a.m. (local time) or any adjournment thereof, in accordance with the instructions on the reverse side.


                  PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.
                         (Continued on reverse side)

                  This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted "FOR" all nominees in proposal No. 1. and "FOR" proposals Nos. 2 and 3. The proxies are authorized to vote as they may determine in their discretion upon such other business as may properly come before the meeting.

The Board of Directors recommends a vote "FOR" all nominees in Proposal No. 1 and "FOR" Proposals Nos. 2 and 3.


1. Election of the following Nominees as Directors: Michael King, Roger King and Richard King.

                 WITHHOLD
FOR ALL      AUTHORITY to vote                   FOR, except vote withheld
NOMINEES    for all nominees                     from the following nominee(s):

/   /                /   /                       ---------------------------

2.       The proposal to approve amendments to the Company's 1995
         Amended and Restated Stock Option and Restricted Stock
         Purchase Plan.

FOR                 AGAINST                   ABSTAIN


/   /                /   /                   /   /


3. The appointment of Arthur Andersen LLP as auditors for the fiscal year ending August 31, 1997.

FOR                 AGAINST                  ABSTAIN


/   /                /   /                   /   /

4. The proxies are authorized to vote as they may determine in their discretion upon such other business as may properly come before the meeting.


         Signature(s):_________________________________   Date:_____________

         Note: Please sign exactly as name
         appears hereon. Joint owners should
         each sign. When signing as attorney,
         executor, trustee or guardian, please
         give full title as such.